Exhibit 10.34

CHANGE OF CONTROL AGREEMENT
THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made as of the 1st day of January, 2012, (the “Effective Date”) by and between HEARTLAND FINANCIAL USA, INC., an Iowa corporation, (the “Company”) and ______________ (the “Employee”).
RECITALS
A.    The Employee is currently serving as an employee of the Company or one of its Affiliates.
B.    The Company desires to continue to employ the Employee as an employee of the Company or one of its Affiliates and the Employee is willing to continue such employment.
C.    The Company recognizes that circumstances may arise in which a change of control of the Company through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Employee, which uncertainty may result in the loss of valuable services of the Employee, and the Company and the Employee wish to provide reasonable security to the Employee against changes in the employment relationship in the event of any such change of control.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:
1.Payment of Severance Amount. If the Employee's employment by the Company, or any Affiliate or successor of the Company, shall be subject to a Termination within the Covered Period, then the Company shall provide the Employee the following benefits:

A.Commencing on the Termination Date, the Employee shall receive the applicable Severance Amount (less any amount described in Section 1B below) paid in twelve (12) substantially equal monthly installments, with each successive payment being due on the monthly anniversary of the Termination Date.

B.To the extent any portion of the applicable Severance Amount exceeds the “safe harbor” amount described in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A), the Employee shall receive such portion of the applicable Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable within five (5) days after the Employee's Termination that is related to the Change of Control.

C.Within five (5) days after the Employee's Termination that is related to the Change of Control, the Company shall pay the Employee a lump sum payment in an amount equal to the sum of all amounts earned or accrued through the Termination Date, including any annual salary, bonus, vacation pay, sick pay or other paid time off, which has accrued but has not been paid or used.
The Employee's rights following a Termination with respect to any benefits, incentives or awards provided to the Employee pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, including but not limited to the Company's 2005 Long-Term Incentive Plan, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein.
2.Definitions. As used throughout this Agreement, all of the terms defined in this paragraph 2 shall have the meanings given below.

A.An “Affiliate” shall mean any entity which owns or controls, is owned by or is under common ownership or control with, the Company.

B.“Base Compensation” shall mean the amount equal to the sum of (i) the greater of Employee's then-current annual salary or the Employee's annual salary as of the date one (1) day prior to the Change of Control; (ii) the average of the three (3) most recent bonuses paid to the Employee; and (iii) the average of the three (3) most recent contributions made by the Company on behalf of the Employee to the Company's tax-qualified retirement plans (which, as of the date hereof, includes the profit sharing plan, the money purchase pension plan and the 401(k) plan).

C.A “Change of Control” shall mean:

(i)
the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the then outstanding Voting Securities of the Company; or

(ii)
the individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Board”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)
the consummation by the Company of: (1) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of the Company are acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.
D.“Covered Period” shall mean the period beginning six (6) months prior to a Change of Control and ending twenty-four (24) months after a Change of Control.
E.“Good Reason” shall mean the Employee's voluntary Termination of employment for one or more of the following reasons; provided, however, that for any of the following events that occur during the six (6) month period prior to a Change of Control, the Employee may only voluntarily terminate employment for Good Reason based upon such circumstances by giving written notice (as described below) on or before the date which is 30 days following such Change of Control:

(i)
an adverse change in the nature, scope or status of the Employee's position, authorities or duties from those in effect immediately prior to the Covered Period, including, without limitation, if the Employee ceases to be an executive officer of a public company, if immediately prior to the Covered Period the Employee was an executive officer of a public company;

(ii)	a reduction in Employee's annual salary, bonus opportunity, benefits, or other compensation plan;

(iii)
relocation of Employee's primary place of employment of more than 50 miles from Employee's primary place of employment prior to the Covered Period or a requirement that Employee engage in travel that is materially greater than prior to the Covered Period;

(iv)	failure by the acquirer to assume this Agreement at the time of the Change of Control, or;

(v)	a material breach by the Company, or its successor, of this agreement.

Notwithstanding the foregoing, prior to the Employee's voluntary Termination for Good Reason, the Employee must give the Company written notice of the existence of any condition set forth in clause (i) - (v) above within 90 days of such initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, no benefits shall be due under paragraph 1 of this Agreement with respect to such occurrence. If, during such 30-day period, the Company fails or refuses to cure the condition giving rise to Good Reason, the Employee shall be entitled to benefits under paragraph 1 of this Agreement upon such Termination; provided such Termination occurs within 24 months of such initial existence of the applicable condition.
F.“Severance Amount” shall mean an amount equal to _____ times the Employee's Base Compensation.

G.“Termination” shall mean termination of the Employee's employment either:

(i)	by the Company or its successor, as the case may be, other than a Termination for Cause or any termination as a result of death or disability; or

(ii)	by the Employee for Good Reason.

(iii)	Voluntary retirement by the Employee shall not constitute a “Termination” hereunder, unless it otherwise constitutes a Good Reason termination.

H.“Termination Date” shall mean the date of employment termination indicated in the written notice provided by the Company or the Employee to the other.

I.“Termination for Cause” shall mean only a termination by the Company as a result of:

(i)	Employee's willful and continuing failure, that is not remedied within twenty days after receipt of written notice of such failure from the Company, to perform his obligations hereunder;

(ii)	Employee's conviction of, or the pleading of nolo contendre to, a crime of embezzlement, fraud or a felony under the laws of the United States or any state thereof;

(iii)	Employee's breach of fiduciary responsibility; or

(iv)	an act of dishonesty by Employee which is materially injurious to the Company.

(v)
Any determination of Cause under this Agreement shall be made by resolution adopted by unanimous vote of the Board at a meeting called and held for that purpose. Employee shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to the vote being taken by the Board.
J.“Voting Securities” shall mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

3.Excise Tax Limitation.

A.It is the intention of the Company and the Employee that no portion of any payment under this Agreement, or payments to or for the benefit of the Employee under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors. It is agreed that the present value of and payments to or for the benefit of the Employee in the nature of compensation, receipt of which is contingent on the Change of Control, and to which Section 280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar less than the maximum amount which the Company may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within one hundred and twenty (120) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Section 280G of the Code, the Employee and the Company, at the Company's expense, shall obtain the opinion of an Independent Advisor (as defined below), which opinion need not be unqualified, which sets forth (A) the Employee's applicable Base Amount (as defined under Section 280G of the Code), (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments. In the event that such opinion determines that there would be an excess parachute payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Employee in writing delivered to the Company within ninety (90) days of his receipt of such opinions or, if the Employee fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this paragraph, including the calculations, notices and opinion provided for herein shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in Section 2.B hereof and (B) any other compensation earned by the Employee pursuant to the Company's compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this paragraph shall be of no further force or effect.

B.The Company and the Employee hereby recognize that the restrictive covenants under Section 6 have value and that the value shall be recognized in the Section 280G calculations by an allocation of a portion of the termination benefits to the restrictive covenant provisions based on the fair market value of such restrictive covenant provisions. The Independent Advisor shall make the determination of the fair value to be allocated to the restrictive covenant provisions.

C.For purposes of this Agreement, “Independent Advisor” shall mean an independent nationally recognized accounting firm approved by the Company and the Employee, where such approval shall not be unreasonably withheld by either party.

4.Medical and Dental Benefits. If the Employee's employment by the Company or any Affiliate or successor of the Company shall be subject to a Termination within the Covered Period, then to the extent that the Employee or any of the Employee's dependents may be covered under the terms of any medical and dental plans of the Company (or any Affiliate) for active employees immediately prior to the termination, the Company will provide the Employee and those dependents with equivalent coverages for a period not to exceed _____ months, with the Employee required to make no contribution to such Insurance Benefit during such period. The coverages may be procured directly by the Company (or any Affiliate, if appropriate) apart from, and outside of the terms of the plans themselves; provided that the Employee and the Employee's dependents comply with all of the conditions of the medical or dental plans, with the cost to the Company not to exceed the cost for continued COBRA coverage. In the event the Employee or any of the Employee's dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to Company (or any Affiliate) plan benefits, coverage under Company (or any Affiliate) plans will cease for the eligible Employee and/or dependent. The Employee and Employee's dependents must notify the Company (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available. In the event the Company (or any Affiliate) discovers that the Employee and/or dependent has become employed and not provided the above notification, all payments and benefits under this Agreement will cease.

5.Out-Placement Counseling. If the Employee's employment by the Company or any Affiliate or successor of the Company shall be subject to a Termination within the Covered Period, the Company will provide out-placement counseling assistance in the form of either (i) reimbursement of the expenses incurred for such assistance within the twelve (12) month period following the Termination Date, or (ii) a pre-paid executive-level program, in either case, the amount shall not exceed one-quarter (1/4) of the Employee's Base Compensation on the Termination Date.

6.Restrictive Covenants.

A.Confidential Information. Employee acknowledges that, during the course of his employment with the Company, Employee may produce and have access to confidential and/or proprietary non‑public information concerning the Company and its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customers lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). Employee agrees not to directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after his employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by Employee of his duties hereunder. Employee agrees that, if he receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or his activities in connection with the business of the Company or any of its Affiliates, Employee will immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non‑privileged correspondence related thereto. Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Employee agrees to abide by the Company's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Employee shall not directly or indirectly render services to any person or entity where Employee's service would involve the use or disclosure of Confidential Information. Employee agrees not to use any Confidential Information to guide him in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that he did not violate any agreements set forth in this Agreement. For purposes of this Agreement, the Company's “Affiliates” include each company, corporation, partnership, bank, savings bank, savings and loan association, credit union or other financial institution, directly or indirectly, which is controlled by, controls, or is under common control with, the Company, and “control” means (x) the ownership of 51% or more of the voting securities or other voting interest or other equity interest of any corporation, partnership, joint venture or other business entity, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

B.Documents and Property. All records, files, documents and other materials or copies thereof relating to the business of the Company and its Affiliates, which Employee shall prepare, receive, or use, shall be and remain the sole property of the Company and, other than in connection with performance by Employee of his duties hereunder, shall not be removed from the premises of the Company or any of its Affiliates without the Company's prior written connect, and shall be promptly returned to the Company upon Employee's termination of employment together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

C.Non-Competition and Non-Solicitation. The Company and Employee have jointly reviewed the operations of the Company and have agreed that the primary service area of the Company's lending and deposit taking functions in which Employee has actively participated extends to an area encompassing a fifty (50) mile radius from the main office of Dubuque Bank and Trust Company (“DB&T”) and a twenty-five (25) mile radius of any office of the Company or any Affiliate where the Employee has provided any services during the twelve (12) month period preceding the Change of Control (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration for the Company's entering into this Agreement and his continued employment by the Company, Employee agrees that, during his employment with the Company and for a period of Eighteen (18) months immediately following the termination of his employment for any reason, whether or not Employee is then receiving or will receive benefits under this Agreement, provided such termination occurs during the term of this Agreement (the “Restrictive Period”), he will not, except with the express prior written consent of the Company, directly or indirectly, do any of the following (all of which are collectively referred to in this agreement as the “Restrictive Covenant”):

(i)
Engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend his name or any similar name to, lend his credit to, or render services or advice to, any person, firm, partnership, corporation or trust which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided however, that the ownership by Employee of shares of the capital stock of any Financial Institution which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five percent (5%) of the institution's outstanding capital stock, shall not violate any terms of this Agreement;

(ii)
Employee will not, directly or indirectly, either for himself, or any Financial Institution: (1) induce or attempt to induce any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates; (2) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates; (3) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company or any of its Affiliates; or (4) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or any of its Affiliates to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations.

(iii)
Employee will not, directly or indirectly, either for himself, or any Financial Institution, solicit the business of any person or entity known to Employee to be a customer of the Company or any of its Affiliates, where Employee, or any person reporting to Employee, had personal contact with such person or entity, with respect to products, activities or services which compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.

(iv)
Employee will not, directly or indirectly, serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area, with respect to the products, activities or services which compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.

D.Work for Hire Provisions.

(i)
Exclusive Rights of the Company in Work Product. The parties acknowledge and agree that all work performed by Employee for the Company or any of its Affiliates shall be deemed “work for hire.” The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions (as defined below), and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Company or any of its Affiliates that are developed by Employee shall be the exclusive property of the Company. Employee hereby assigns to the Company any right, title and interest in and to all Inventions that he may have, by law or equity, without additional consideration of any kind whatsoever from the Company or any of its Affiliates. Employee agrees to execute and deliver any instruments or documents and to do all other things (including the giving of testimony) requested by the Company (both during and after the termination of his employment with the Company) in order to vest more fully in the Company or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(ii)
Definitions and Exclusions. For purposes of this Agreement, “Inventions” means all systems, procedures, techniques, manuals, data bases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by Employee in the course of his employment with the Company or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing, Inventions shall not include: (i) any inventions independently developed by Employee and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Employee prior to his exposure to any Confidential Information.

E.Remedies for Breach of Restrictive Covenants. Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges and expressly agrees that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area and scope. Employee further acknowledges that the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, that the Company would not have agreed to employ Employee without receiving Employee's agreement to be bound by these restrictions and that such restrictions were a material inducement to the Company to hire Employee and to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Employee and any and all persons directly or indirectly acting for or with her, as the case may be.

7.Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:

Heartland Financial USA, Inc.
Attention: President
1398 Central Avenue
Box 778
Dubuque, Iowa 52004-0778

If to the Employee to:

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
8.Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Iowa.

9.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Employee hereby agrees that such scope may be judicially modified accordingly.

10.Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

11.Not an Employment Agreement. Nothing in this Agreement shall give the Employee any rights (or impose any obligations) to continued employment by the Company or any Affiliate or successor of the Company, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by the Employee for the Company or any Affiliate or successor of the Company.

12.No Assignment. The Employee's rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not affect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to the Employee under this Agreement.

14.Legal Fees. All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by the Employee pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Employee is successful on the merits pursuant to a legal judgment, arbitration or settlement.

15.Term. The “Term” of this Agreement shall be the period commencing on the Effective Date and ending on December 31, 2012. As of December 31, 2012, and each December 31 thereafter, the Term shall automatically renew for an additional one-year period unless the Company notifies the Employee in writing that the Term will not be renewed. Any such notice of non-renewal must be delivered to the Employee at least 180 days before the date on which the Term would otherwise automatically renew. In the event of a Change of Control during the Term, this Agreement shall remain in effect for the Covered Period.

16.Survival. The provisions of Section 6 shall survive the termination of this Agreement.

17.Amendment. This Agreement may not be amended or modified except by written agreement signed by the Employee and the Company.

18.Internal Revenue Code Section 409A.

A.Six-Month Delay in Payment. If, as of the Termination Date, the Employee is a Specified Employee (as defined below), then, to the extent required pursuant to Code Section 409A, payment of any portion of the Severance Amount that would otherwise have been paid to the Employee during the six-month period following the Termination Date and which would constitute deferred compensation under Code Section 409A (the “Delayed Payments”) shall be delayed until the date that is six months and one day following the Termination Date or, if earlier, the date of the Employee's death (the “Delayed Payment Date”). As of the Delayed Payment Date, the Delayed Payments [plus interest at a rate equal to the then current prime rate, for the period of delay] shall be paid to the Employee in a single lump sum. Any portion of the Severance Amount that was not otherwise due to be paid during the six-month period following the Termination Date shall be paid to the Employee in accordance with the payment schedule established under paragraph 1 of this Agreement.

B.Separation Pay Not Subject to Code Section 409A. To the extent that any portion, or all, of the Severance Amount meets the requirements of (i) and (ii) of this subparagraph B, the six-month delay rule set forth in subparagraph A above shall not apply to such portion of the Severance Amount. The Severance Amount, or any portion thereof, will not be subject to the six-month delay rule set forth in subparagraph A above if and to the extent it is paid to the Employee no later than the last day of the second calendar year following the year in which the Termination occurs and it does not exceed two times the lesser of:

(i)
The sum of the Employee's annual compensation (as determined in accordance with Section 1.409A-1(b)(9)(iii) of the regulations issued under Code Section 409A) for the calendar year preceding the year of Termination; or

(ii)	The maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which the Termination occurs.

C.Definitions.

(i)
“Specified Employee” shall mean an individual who is a “key employee” (as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (without regard to Code Section 416 (i)(5))) of the Company at any time during the twelve (12) month period ending on the Specified Employee Identification Date (as defined below). If the Employee is a key employee as of the Specified Employee Identification Date, the Employee will be treated as a key employee for purposes of this Agreement for the entire twelve (12) month period beginning on the Specified Employee Effective Date (as defined below). For purposes of determining whether the Employee is a key employee (as defined in Code Section 416(i)), the Company shall use the same definition of “compensation” as is used for purposes of the Company's 401(k) plan.

(ii)	“Specified Employee Identification Date” shall mean December 31 of any calendar year.

(iii)	“Specified Employee Effective Date” shall mean April 1 of the calendar year following the year of the Specified Employee Identification Date.

19.Other Agreements. In the event of the existence of another agreement between the parties which (i) is in effect during the Restricted Period, and (ii) which contains restrictive covenants that conflict with any the provisions of Section 6, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.

20.References. Masculine pronouns are used herein solely for convenience of reference, and are intended to have general application.

****** remainder of page intentionally left blank ******

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first written.

HEARTLAND FINANCIAL USA, INC.

By:
	Mark C. Falb	Executive Officer	Date
Director
Chairman, Compensation Committee